Exhibit 99.1

October 27, 2020 First Busey Announces 2020 Third Quarter Earnings Champaign, IL – (Nasdaq: BUSE) Message from our Chairman & CEO

Positive advances in the third quarter of 2020 compared to the second quarter of 2020 and third quarter of 2019

•             Third quarter 2020 net income and adjusted net income1 increased to $30.8 million and $32.8 million, respectively

•	Third quarter 2020 diluted earnings per share of $0.56 and adjusted earnings per share[1] of $0.60 compared to $0.47 and $0.48, respectively, in the second quarter of 2020

•	Non-interest income of $32.3 million increased in third quarter 2020 compared to $28.0 million in second quarter 2020, non- interest income represents 32% of revenue in the third quarter of 2020

•	Non-interest expense of $56.5 million and non-interest expense excluding non-operating adjustments[1] of $54.0 million in third quarter 2020 decreased compared to third quarter of 2019 of $68.1 million and $60.5 million, respectively

•	Total assets decreased from $10.84 billion at June 30 ,2020, to $10.54 billion at September 30, 2020
•	Tangible book value per common share[1] of $16.32 at September 30, 2020 as compared to $15.92 at June 30, 2020 and $15.12 at September 30, 2019, an increase of 7.9% over September 30, 2019

•	Wealth assets under care of $9.50 billion for the third quarter are within 2% of December 31, 2019 $9.70 billion high water mark

•              For additional information, please refer to the 3Q20 Quarterly Earnings Supplement

Third Quarter Financial Results

The net income for First Busey Corporation (“First Busey” or the “Company”) for the third quarter of 2020 was $30.8 million, or $0.56 per diluted common share, as compared to $25.8 million, or $0.47 per diluted common share, for the second quarter of 2020 and $24.8 million, or $0.45 per diluted common share, for the third quarter of 2019.  Adjusted net income1 for the third quarter of 2020 was $32.8 million, or $0.60 per diluted common share, as compared to $26.2 million, or $0.48 per diluted common share, for the second quarter of 2020 and $30.5 million, or $0.55 per diluted common share, for the third quarter of 2019. For the third quarter of 2020, annualized return on average assets and annualized return on average tangible common equity1 were 1.15% and 13.92%, respectively.  Based on adjusted net income1, annualized return on average assets was 1.22% and annualized return on average tangible common equity1 was 14.81% for the third quarter of 2020.

Pre-provision net revenue1 for the third quarter of 2020 was $45.9 million as compared to $45.4 million for the second quarter of 2020 and $35.9 million for the third quarter of 2019. Adjusted pre-provision net revenue1 for the third quarter of 2020 was $48.7 million as compared to $46.4 million for the second quarter of 2020 and $43.6 million for the third quarter of 2019. Pre-provision net revenue to average assets1 for the third quarter of 2020 was 1.71% as compared to 1.76% for the second quarter of 2020 and 1.48% for the third quarter of 2019. Adjusted pre-provision net revenue to average assets1 for the third quarter of 2020 was 1.81% as compared to 1.80% for the second quarter of 2020 and 1.79% for the third quarter of 2019.

The Company views certain non-operating items, including acquisition-related and other restructuring charges, as adjustments to net income reported under U.S. generally accepted accounting principles (“GAAP”). Non-operating pretax adjustments for the third quarter of 2020 included $0.3 million of expenses related to prior acquisitions and $2.2 million of other restructuring costs. The Company believes that non-GAAP measures (including adjusted pre-provision net revenue, adjusted net income, adjusted earnings per share, adjusted return on average assets, adjusted net interest margin, adjusted efficiency ratio, tangible common equity, tangible common equity to tangible assets, tangible book value per share and return on average tangible common equity), facilitate the assessment of its financial results and peer comparability. A reconciliation of these non-GAAP measures is included in tabular form at the end of this release.

1 A Non-GAAP financial measure. See “Non-GAAP Financial Information” below for reconciliation.

After careful consideration and analysis, the Company decided in July 2020 to consolidate 12 branches to ensure a balance between the Company’s physical banking center network and robust digital banking services. An efficient banking center footprint and strategic service models are necessary to keep First Busey competitive and responsive. These 12 banking centers closed on October 23, 2020. When fully realized, annualized expense savings net of expected associated revenue impacts are anticipated to be approximately $3.3 million with the impact of these cost savings beginning to be realized in the fourth quarter of 2020. Non-operating pretax expenses in salaries, wages and employee benefits in relation to the branch closings were $0.6 million during the third quarter of 2020, with an additional $0.1 million expected in the fourth quarter of 2020. The Company anticipates additional one-time expenses related to the banking center consolidation plan in the fourth quarter of 2020 as we finalize the fair value estimates related to the disposition of these banking centers. We currently estimate those remaining non-operating pretax expenses related to the consolidation to be in the range of $7.0 million to $7.5 million.

The operating model reorganization is consistent with the Company’s continued efforts to transition to a regional operating model that enhances sales organization alignment across our key business lines and improves efficiencies. Non-operating pretax expenses in salaries, wages and employee benefits related to the reorganization were $1.4 million during the third quarter of 2020. These efforts are currently anticipated to provide approximately $3.6 million in annual pre-tax noninterest expense savings when fully realized.

The Company continues to navigate the economic environment caused by the coronavirus disease 2019 (“COVID-19”) pandemic effectively and prudently. Our balance sheet strength remains robust with sound and stable asset quality, strong capital levels and substantial liquidity. Nevertheless, we remain vigilant, given that the negative impacts of COVID-19 are expected to continue in future quarters as the course of the economic recovery remains unclear and further fiscal stimulus is uncertain. These negative impacts may include further margin compression, increased provision expense, lower customer service fees and a deterioration in asset quality. As of the quarter ended September 30, 2020, the Company’s total assets exceeded $10 billion due to Paycheck Protection Program (“PPP”) loans and other factors. If the Company remains over $10 billion in assets at year-end, it will begin to face limitations on interchange fees and heightened supervision and regulation in 2021.

On January 1, 2020, the Company adopted ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the Current Expected Credit Loss (“CECL”) model. Upon adoption of CECL, the Company recognized a $16.8 million increase in its allowance for credit losses, substantially attributable to the remaining loan fair value marks on prior acquisitions, and a $5.5 million increase in its reserve for unfunded commitments. Under accounting rules, the reserve for unfunded commitments is carried on the balance sheet in other liabilities rather than as a component of the allowance for credit losses. These one-time increases, net of tax, were $15.9 million and recorded as an adjustment to beginning retained earnings. Ongoing impacts of the CECL methodology will be dependent upon changes in economic conditions and forecasts, originated and acquired loan portfolio composition, credit performance trends, portfolio duration, and other factors. During the third quarter of 2020, the Company recorded provision for credit losses of $5.5 million and provision for unfunded commitments of $0.3 million primarily as a result of economic factors and uncertainty due to COVID-19. The allowance for credit losses increased from $53.7 million at December 31, 2019, to $84.4 million at March 31, 2020, to $96.0 million at June 30, 2020, to $98.8 million at September 30, 2020, representing 1.39% of portfolio loans outstanding, 1.55% of portfolio loans excluding PPP loans, and 408.82% of non-performing loans at September 30, 2020.

COVID-19 Update

The Company entered this crisis from a position of strength and remains resolute in its focus on serving its customers, communities and associates while protecting its balance sheet.

To alleviate some of the financial hardships qualifying customers faced as a result of COVID-19, First Busey offered an internal Financial Relief Program. The program included options for short-term loan payment deferrals and certain fee waivers. As of September 30, 2020, the Company had 301 commercial loans on payment deferrals representing $426.4 million in loans, 565 mortgage/personal loans on payment deferrals representing $82.4 million in loans and an additional 520 deferrals for $63.7 million of mortgage loans in the serviced portfolio. As of October 21, 2020 commercial modifications decreased to 155 commercial loans on payment deferrals representing $189.3 million in loans, or 3.7% of total commercial loans.

As part of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), Congress appropriated approximately $349 billion for the creation of the PPP and then authorized a second phase for another $310 billion in PPP loans. The program provided payroll assistance for the nation’s nearly 30 million small businesses—and select nonprofits—in the form of 100% government-guaranteed low-interest loans from the U.S. Small Business Administration. First Busey served as a bridge for the program, actively helping existing and new business clients sign up for this important financial resource. At September 30, 2020, First Busey had $749.4 million in PPP loans outstanding, with an amortized cost of $736.4 million, representing 4,569 new and existing customers. The Company is actively assisting these customers in submitting applications to the SBA for loan forgiveness.

First Busey’s goal of being a strong community bank for the communities it serves begins with outstanding associates. The Company is honored to be named among the 2020 Best Banks to Work For by American Banker, 2020 Best Places to Work in Illinois by Daily Herald Business Ledger, the 2020 Best Companies to Work For in Florida by Florida Trend magazine, the 2020 Best Place to Work in Indiana by the Indiana Chamber of Commerce, the 2019 Best-In-State Banks for Illinois by Forbes and Statista, the 2019 Best Places to Work in St. Louis by the St. Louis Business Journal and the 2019 Best Places to Work in Money Management by Pensions and Investments.

In today’s fluid, ever-evolving landscape, First Busey takes pride in its culture and is thankful for the tireless work carried out by its associates. Despite significant uncertainties in the current environment, the Company remains steadfast in its commitment to the customers and communities it serves.

/s/ Van A. Dukeman

Chairman, President & Chief Executive Officer

First Busey Corporation

SELECTED  FINANCIAL HIGHLIGHTS1

(dollars in thousands, except per share data)

	As of and for the Three Months Ended				As of and for the Nine Months Ended
	September 30,	June 30,	December 31,	September 30,	September 30,	September 30,
	2020	2020	2019	2019	2020	2019
EARNINGS & PER SHARE DATA
Pre-provision net revenue[2,3]	$45,922	$45,394	$37,479	$35,930	$127,165	$107,383
Revenue[4]	102,464	98,462	102,969	104,051	297,289	300,687
Net income	30,829	25,806	28,571	24,828	71,999	74,382
Diluted earnings per share	0.56	0.47	0.52	0.45	1.31	1.35
Cash dividends paid per share	0.22	0.22	0.21	0.21	0.66	0.63
Net income by operating segment
Banking	$31,744	$25,985	$29,573	$25,731	$72,653	$76,837
Remittance Processing	578	528	958	972	1,966	3,102
Wealth Management	3,166	3,082	3,465	2,184	9,847	7,670
AVERAGE BALANCES
Cash and cash equivalents	$836,097	$563,022	$533,519	$515,965	$626,222	$391,029
Investment securities	1,824,327	1,717,790	1,677,962	1,780,066	1,760,461	1,800,069
Loans held for sale	104,965	108,821	68,480	42,418	91,964	28,326
Portfolio loans	7,160,757	7,216,825	6,657,283	6,558,519	7,012,497	6,406,779
Interest-earning assets	9,805,948	9,485,200	8,810,505	8,781,590	9,371,157	8,514,580
Total assets	10,680,995	10,374,820	9,713,858	9,659,769	10,249,578	9,352,272

Non-interest bearing deposits	2,592,130	2,472,568	1,838,523	1,780,645	2,303,538	1,715,701
Interest-bearing deposits	6,169,377	6,073,795	6,052,529	6,086,378	6,108,605	5,884,904
Total deposits	8,761,507	8,546,363	7,891,052	7,867,023	8,412,143	7,600,605
Securities sold under agreements to repurchase	190,046	184,208	204,076	184,637	185,528	194,189
Interest-bearing liabilities	6,694,561	6,527,709	6,537,611	6,557,518	6,578,587	6,373,639
Total liabilities	9,432,547	9,141,550	8,489,411	8,446,936	9,016,230	8,179,059
Stockholders' common equity	1,248,448	1,233,270	1,224,447	1,212,833	1,233,348	1,173,213
Tangible stockholders' common Equity[3]	880,958	863,571	845,179	835,232	863,547	804,109
PERFORMANCE RATIOS
Pre-provision net revenue to average assets[2,3]	1.71%	1.76%	1.53%	1.48%	1.66%	1.54%
Return on average assets[3]	1.15%	1.00%	1.17%	1.02%	0.94%	1.06%
Return on average common equity	9.82%	8.42%	9.26%	8.12%	7.80%	8.48%
Return on average tangible common equity[3]	13.92%	12.02%	13.41%	11.79%	11.14%	12.37%
Net interest margin[3,5]	2.86%	3.03%	3.27%	3.35%	3.02%	3.42%
Efficiency ratio[3]	52.42%	50.97%	60.54%	62.73%	54.30%	61.55%
Non-interest revenue as a % of total revenue[4]	31.92%	28.08%	30.14%	29.38%	29.36%	28.40%
NON-GAAP INFORMATION
Adjusted pre-provision net revenue[2,3]	$48,701	$46,448	$41,131	$43,600	$133,360	$125,025
Adjusted net income[3]	32,803	26,191	31,782	30,535	74,473	86,647
Adjusted diluted earnings per share[3]	0.60	0.48	0.57	0.55	1.36	1.57
Adjusted pre-provision net revenue to average assets[3]	1.81%	1.80%	1.68%	1.79%	1.74%	1.79%
Adjusted return on average assets[3]	1.22%	1.02%	1.30%	1.25%	0.97%	1.24%
Adjusted return on average tangible common equity[3]	14.81%	12.20%	14.92%	14.50%	11.52%	14.41%
Adjusted net interest margin[3,5]	2.75%	2.93%	3.14%	3.22%	2.91%	3.27%
Adjusted efficiency ratio[3]	49.97%	50.48%	57.02%	55.42%	53.24%	56.12%

[1] Results are unaudited.
[2] Net interest income plus non-interest income, excluding security gains and losses, less non-interest expense.
[3] See “Non-GAAP Financial Information” below for reconciliation.
[4] Revenue consist of net interest income plus non-interest income, excluding security gains and losses.
5 On a tax-equivalent basis, assuming a federal income tax rate of 21%.

Condensed Consolidated Balance Sheets[1]
(dollars in thousands, except per share data)	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Assets
Cash and cash equivalents	$479,721	$1,050,072	$342,848	$529,288	$525,457
Investment securities	2,098,657	1,701,992	1,770,881	1,654,209	1,721,865

Loans held for sale	87,772	108,140	89,943	68,699	70,345

Commercial loans	5,600,705	5,637,999	5,040,507	4,943,646	4,900,430
Retail real estate and retail other loans	1,520,606	1,591,021	1,704,992	1,743,603	1,768,985
Portfolio loans	$7,121,311	$7,229,020	$6,745,499	$6,687,249	$6,669,415

Allowance	(98,841)	(96,046)	(84,384)	(53,748)	(52,965)
Premises and equipment	144,001	146,951	149,772	151,267	153,641
Goodwill and other intangibles	365,960	368,053	370,572	373,129	381,323
Right of use asset	7,251	8,511	9,074	9,490	9,979
Other assets	333,796	319,272	327,200	276,146	274,700
Total assets	$10,539,628	$10,835,965	$9,721,405	$9,695,729	$9,753,760

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$2,595,075	$2,764,408	$1,910,673	$1,832,619	$1,779,490
Interest-bearing checking, savings, and money market deposits	4,819,859	4,781,761	4,580,547	4,534,927	4,498,005
Time deposits	1,227,767	1,363,497	1,482,013	1,534,850	1,652,971
Total deposits	$8,642,701	$8,909,666	$7,973,233	$7,902,396	$7,930,466

Securities sold under agreements to repurchase	201,641	194,249	167,250	205,491	202,500
Short-term borrowings	4,651	24,648	21,358	8,551	29,739
Long-term debt	226,801	256,837	134,576	182,522	183,968
Junior subordinated debt owed to unconsolidated trusts	71,427	71,387	71,347	71,308	71,269
Lease liability	7,342	8,601	9,150	9,552	10,101
Other liabilities	129,360	134,493	126,906	95,475	109,736
Total liabilities	$9,283,923	$9,599,881	$8,503,820	$8,475,295	$8,537,779
Total stockholders' equity	$1,255,705	$1,236,084	$1,217,585	$1,220,434	$1,215,981
Total liabilities & stockholders' equity	$10,539,628	$10,835,965	$9,721,405	$9,695,729	$9,753,760

Share Data
Book value per common share	$23.03	$22.67	$22.38	$22.28	$22.03
Tangible book value per common share[2]	$16.32	$15.92	$15.57	$15.46	$15.12
Ending number of common shares outstanding	54,522,231	54,516,000	54,401,208	54,788,772	55,197,277

[1] Results are unaudited except for amounts reported as of December 31, 2019.
[2] See “Non-GAAP Financial Information” below for reconciliation, excludes tax effect of other intangible assets.

Condensed Consolidated Statements of Income[1]
(dollars in thousands, except per share data)
	For the		For the
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Interest and fees on loans	$69,809	$78,083	$213,434	$227,903
Interest on investment securities	9,607	11,427	30,265	35,039
Other interest income	213	2,181	1,596	4,496
Total interest income	$79,629	$91,691	$245,295	$267,438

Interest on deposits	6,105	14,753	26,053	41,407
Interest on securities sold under agreements to repurchase	88	579	596	1,789
Interest on short-term borrowings	30	200	215	885
Interest on long-term debt	2,913	1,831	6,212	5,412
Interest on junior subordinated debt owed to unconsolidated trusts	740	852	2,220	2,658
Total interest expense	$9,876	$18,215	$35,296	$52,151

Net interest income	$69,753	$73,476	$209,999	$215,287
Provision for credit losses	5,549	3,411	35,656	8,039
Net interest income after provision for credit losses	$64,204	$70,065	$174,343	$207,248

Wealth management fees	10,548	8,821	32,296	27,338
Fees for customer services	8,014	9,842	23,400	27,635
Remittance processing	3,995	3,780	11,466	11,277
Mortgage revenue	5,793	3,331	9,879	8,127
Income on bank owned life insurance	1,022	1,573	4,361	4,653
Security gains (losses), net	(426)	361	476	(623)
Other	3,339	3,228	5,888	6,370
Total non-interest income	$32,285	$30,936	$87,766	$84,777

Salaries, wages and employee benefits	32,839	38,747	95,397	105,356
Data processing	3,937	5,032	12,383	15,049
Net occupancy expense of premises	4,256	4,652	13,419	13,365
Furniture and equipment expense	2,325	2,489	7,311	6,936
Professional fees	1,698	2,622	5,508	9,001
Amortization of intangible assets	2,493	2,360	7,569	6,866
Other	8,994	12,219	28,537	36,731
Total non-interest expense	$56,542	$68,121	$170,124	$193,304

Income before income taxes	$39,947	$32,880	$91,985	$98,721
Income taxes	9,118	8,052	19,986	24,339
Net income	$30,829	$24,828	$71,999	$74,382

Per Share Data
Basic earnings per common share	$0.56	$0.45	$1.32	$1.36
Diluted earnings per common share	$0.56	$0.45	$1.31	$1.35
Average common shares outstanding	54,585,998	55,410,109	54,579,088	54,782,946
Diluted average common shares outstanding	54,737,920	55,646,104	54,796,354	55,057,518

1 Results are unaudited.

Balance Sheet Growth

Total assets were $10.54 billion at September 30, 2020, down from $10.84 billion at June 30, 2020, and up from $9.75 billion at September 30, 2019. At September 30, 2020, portfolio loans were $7.12 billion, as compared to $7.23 billion as of June 30, 2020 and $6.67 billion as of September 30, 2019. The amortized cost of PPP loans of $736.4 million are included in the September 30, 2020 balance. When excluding the PPP loans, total commercial loans declined by $44.4 million and retail real estate and retail other loans declined by $70.4 million during the quarter. A change in the commercial unfunded commitments accounted for approximately $13.9 million of the commercial decline.

Average portfolio loans were $7.16 billion for the third quarter of 2020 as compared to $7.22 billion in the second quarter of 2020 and $6.56 billion in the third quarter of 2019. The average balance of PPP loans in the third quarter of 2020 were $734.2 million. Average interest-earning assets for the third quarter of 2020 increased to $9.81 billion compared to $9.49 billion for the second quarter of 2020 and $8.78 billion for the third quarter of 2019.

Total deposits were $8.64 billion at September 30, 2020, compared to $8.91 billion at June 30, 2020 and $7.93 billion at September 30, 2019. Recent fluctuations in deposit balances can be attributed to the retention of PPP loan funding in customer deposit accounts, the impacts of economic stimulus, other core deposit growth and the seasonality of public funds, as well as the Company’s efforts to efficiently manage the size of its balance sheet. The Company remains funded substantially through core deposits with significant market share in its primary markets.

Net Interest Margin and Net Interest Income

Net interest margin for the third quarter of 2020 was 2.86%, compared to 3.03% for the second quarter of 2020 and 3.35% for the third quarter of 2019. Net interest income was $69.8 million in the third quarter of 2020 compared to $70.8 million in the second quarter of 2020 and $73.5 million in the third quarter of 2019.

The Federal Open Market Committee (“FOMC”) lowered Federal Funds Target Rates for the first time in 11 years on July 31, 2019 and then again on September 18, 2019 and October 30, 2019, for a combined decrease of 75 basis points during 2019. In response to the potential economic risks posed by COVID-19, the FOMC took further action during the first quarter of 2020, lowering the Federal Funds Target Rate by 50 basis points on March 3, 2020, followed by an additional 100 basis point reduction on March 15, 2020. These rate cuts contributed to the decline in net interest margin as assets, in particular commercial loans, repriced more quickly and to a greater extent than liabilities.

Other factors contributing to the reported decline in net interest margin during the third quarter of 2020 include the sizeable balance of lower-yielding PPP loans, the Company’s significant liquidity position and the issuance of subordinated debt completed during the second quarter, with those impacts partially offset by the Company’s efforts to lower deposit funding costs. The cost of total deposits declined to 0.28% in the third quarter of 2020 from 0.36% in the second quarter of 2020, while the cost of non-time deposits declined to 0.09% in the third quarter of 2020 from 0.12% in the second quarter of 2020.

Asset Quality

Loans 30-89 days past due were $6.7 million as of September 30, 2020, compared to $5.2 million as of June 30, 2020 and $12.4 million as of September 30, 2019. Non-performing loans totaled $24.2 million as of September 30, 2020, a decrease from $25.4 million as of June 30, 2020, and $33.1 million as of September 30, 2019. Continued disciplined credit management resulted in non-performing loans as a percentage of total loans of 0.34% at September 30, 2020, as compared to 0.35% at June 30, 2020 and 0.50% at September 30, 2019. Non-performing loans as a percentage of total loans, excluding the amortized cost of PPP loans, was 0.38% at September 30, 2020.

Net charge-offs totaled $2.8 million for the quarter ended September 30, 2020 compared to $1.2 million and $1.8 million for the quarters ended June 30, 2020 and September 30, 2019, respectively. The allowance as a percentage of portfolio loans increased to 1.39% at September 30, 2020, as compared to 1.33% at June 30, 2020 and 0.79% at September 30, 2019. The allowance as a percentage of portfolio loans, excluding the amortized cost of PPP loans, was 1.55% at September 30, 2020, up from 0.79% in the comparative quarter of 2019. The allowance as a percentage of non-performing loans increased to 408.82% at September 30, 2020 compared to 378.43% at June 30, 2020 and 160.00% at September 30, 2019.

As a matter of policy and practice, the Company limits the level of concentration exposure in any particular loan segment and maintains a well-diversified loan portfolio.

Asset Quality[1]
(dollars in thousands)	As of and for the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Portfolio loans	$7,121,311	$7,229,020	$6,745,499	$6,687,249	$6,669,415
Portfolio loans excluding amortized cost of PPP loans	6,384,916	6,499,734	6,745,499	6,687,249	6,669,415
Loans 30-89 days past due	6,708	5,166	10,150	14,271	12,434
Non-performing loans:
Non-accrual loans	23,898	25,095	25,672	27,896	31,827
Loans 90+ days past due	279	285	1,540	1,611	1,276
Total non-performing loans	$24,177	$25,380	$27,212	$29,507	$33,103
Total non-performing loans, segregated by geography
Illinois/ Indiana	15,097	16,285	17,761	20,428	24,296
Missouri	6,867	5,327	5,711	5,227	8,202
Florida	2,213	3,768	3,740	3,852	605
Other non-performing assets	4,978	3,755	3,553	3,057	926
Total non-performing assets	$29,155	$29,135	$30,765	$32,564	$34,029
Total non-performing assets to total assets	0.28%	0.27%	0.32%	0.34%	0.35%
Total non-performing assets to portfolio loans and non-performing assets	0.41%	0.40%	0.46%	0.49%	0.51%
Allowance to portfolio loans	1.39%	1.33%	1.25%	0.80%	0.79%
Allowance to portfolio loans, excluding PPP	1.55%	1.48%	1.25%	0.80%	0.79%
Allowance as a percentage of non-performing loans	408.82%	378.43%	310.10%	182.15%	160.00%
Net charge-offs	2,754	1,229	3,413	1,584	1,821
Provision	5,549	12,891	17,216	2,367	3,411

1 Results are unaudited.

Non-Interest Income

Total non-interest income of $32.3 million for the third quarter of 2020 increased as compared to $28.0 million for the second quarter of 2020 and $30.9 million in the third quarter of 2019. Revenues from wealth management fees and remittance processing activities represented 45.0% of the Company’s non-interest income for the quarter ended September 30, 2020, providing a balance to spread-based revenue from traditional banking activities.

Wealth management fees were $10.5 million for the third quarter of 2020, an increase from $10.2 million for the second quarter of 2020 and $8.8 million for the third quarter of 2019. Net income from the Wealth Management segment was $3.2 million for the third quarter of 2020, an increase from $3.1 million for the second quarter of 2020 and $2.2 million in the third quarter of 2019. First Busey’s Wealth Management division ended the third quarter of 2020 with $9.50 billion in assets under care as compared to $9.02 billion at the end of the second quarter of 2020 and $9.70 billion at December 31, 2019.

Fees for customer services were $8.0 million for the third quarter of 2020, an increase from $7.0 million for the second quarter of 2020, but decreased from $9.8 million for the third quarter of 2019. Fees for customer services in the second quarter of 2020 were significantly impacted by changing customer behaviors resulting from COVID-19 and to a lesser extent by deposit account fee waivers related to the Financial Relief Program. An increase in customer activity and a decline in customer fee waivers contributed to the increase in fees for customer services in the third quarter of 2020.

Remittance processing revenue from the Company’s subsidiary, FirsTech, of $4.0 million for the third quarter of 2020 increased from $3.7 million in the second quarter of 2020 and $3.8 million in the third quarter of 2019. The Remittance Processing operating segment generated net income of $0.6 million for the third quarter of 2020 compared to $0.5 million for the second quarter of 2020 and $1.0 million in the third quarter of 2019. The net income decline in the third and second quarters of 2020 are attributable to strategic planning initiatives and related severance expense.

Mortgage revenue of $5.8 million in the third quarter of 2020 increased compared to $2.7 million in the second quarter of 2020 and $3.3 million in the third quarter of 2019. The increase in the third quarter of 2020 over second quarter of 2020 was due to stronger gain on sale margins.

Operating Efficiency

Total non-interest expense was $56.5 million in the third quarter of 2020 as compared to $53.1 million in the second quarter of 2020 and $68.1 million in the third quarter of 2019. Non-interest expense excluding non-operating adjustment items1 was $54.0 million in the third quarter of 2020 as compared to $52.6 million in the second quarter of 2020 and $60.5 million in the third quarter of 2019. Total deferred PPP loan origination costs reduced reported non-interest expense in the second quarter of 2020 by $4.9 million.

The efficiency ratio was 52.42% for the quarter ended September 30, 2020 compared to 50.97% for the quarter ended June 30, 2020 and 62.73% for the quarter ended September 30, 2019. The adjusted efficiency ratio1 was 49.97% for the quarter ended September 30, 2020, 50.48% for the quarter ended June 30, 2020, and 55.42% for the quarter ended September 30, 2019. The Company remains focused on expense discipline.

Noteworthy components of non-interest expense are as follows:

•      Salaries, wages and employee benefits were $32.8 million in the third quarter of 2020, an increase from $28.6 million in the second quarter of 2020 and a decrease from $38.7 million from the third quarter of 2019. The third quarter of 2020 included $2.0 million in non-operating severance expense. The deferral of PPP loan origination costs of $3.8 million lowered salaries, wages and benefits expense in the second quarter of 2020. Total full-time equivalents at September 30, 2020 numbered 1,371 compared to 1,480 at June 30, 2020 and 1,595 at September 30, 2019, a decline of 14% year-over-year.

•      Combined net occupancy expense of premises and furniture and equipment expenses totaled $6.6 million in the third quarter of 2020, a decline from $7.0 million in the second quarter of 2020 and $7.1 million in the third quarter of 2019.

•      Data processing expenses were $3.9 million in the third quarter of 2020 as compared to $4.1 million in the second quarter of 2020 and $5.0 million in the third quarter of 2019.

•      Other expense in the third quarter of 2020 of $9.0 million was steady with the second quarter of 2020 and decreased from $12.2 million in the third quarter of 2019. Provision for unfunded commitments of $0.3 million and $0.6 million were recorded in the third and second quarters of 2020, respectively. Non-operating pretax acquisition expenses and other restructuring costs of $0.5 million were recorded in the third quarter of 2020, compared to $0.1 million in the second quarter of 2020 and $3.6 million in the third quarter of 2019.

Capital Strength

The Company's strong capital levels, coupled with its earnings, have allowed First Busey to provide a steady return to its stockholders through dividends.  The Company will pay a cash dividend on October 30, 2020 of $0.22 per common share to stockholders of record as of October 23, 2020. The Company has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.

As of September 30, 2020, the Company continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under applicable regulatory guidelines. The Company’s tangible common equity1 (“TCE”) was $905.0 million at September 30, 2020, compared to $883.9 million at June 30, 2020 and $851.1 million at September 30, 2019. TCE represented 8.88% of tangible assets at September 30, 2020, compared to 8.43% at June 30, 2020 and 9.06% at September 30, 2019.1

1 A Non-GAAP financial measure. See “Non-GAAP Financial Information” below for reconciliation.

3Q20 Quarterly Earnings Supplement

For additional information on the Company’s response to COVID-19, financial condition and operating results, please refer to the 3Q20 Quarterly Earnings Supplement presentation furnished via Form 8-K on October 27, 2020, in conjunction with this earnings release.

Corporate Profile

As of September 30, 2020, First Busey Corporation (Nasdaq: BUSE) was a $10.54 billion financial holding company headquartered in Champaign, Illinois.

Busey Bank, the wholly-owned bank subsidiary of First Busey Corporation, had total assets of $10.51 billion as of September 30, 2020 and is headquartered in Champaign, Illinois. Busey Bank currently has 53 banking centers serving Illinois, ten banking centers serving Missouri, four banking centers serving southwest Florida and a banking center in Indianapolis, Indiana. Through Busey Bank’s Wealth Management division, the Company provides asset management, investment and fiduciary services to individuals, businesses and foundations. As of September 30, 2020, assets under care were approximately $9.50 billion. Busey Bank owns a retail payment processing subsidiary, FirsTech, Inc., which processes approximately 27 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 4,220 agent locations in 46 states. More information about FirsTech, Inc. can be found at firstechpayments.com.

Busey Bank was named among Forbes’ 2019 Best-In-State Banks—one of five in Illinois and 173 from across the country, equivalent to 2.8% of all U.S. banks. Best-In-State Banks are awarded for exceptional customer experiences as determined by a survey sample of 25,000+ banking customers who rated banks on trust, terms and conditions, branch services, digital services and financial advice.

For more information about us, visit busey.com.

Contacts:

Jeffrey D. Jones, Chief Financial Officer

217-365-4130

Non-GAAP Financial Information

This earnings release contains certain financial information determined by methods other than GAAP. These measures include adjusted pre-provision net revenue, adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, adjusted net interest margin, adjusted efficiency ratio, tangible common equity, tangible common equity to tangible assets, tangible book value per share and return on average tangible common equity. Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of the Company’s performance and in making business decisions. Management also uses these measures for peer comparisons.

A reconciliation to what management believes to be the most direct compared GAAP financial measures, specifically total net interest income in the case of pre-provision net revenue, net income in the case of adjusted net income, adjusted earnings per share and adjusted return on average assets, total net interest income in the case of adjusted net interest margin, total non-interest income and total non-interest expense in the case of adjusted efficiency ratio and total stockholders’ equity in the case of tangible common equity, tangible common equity to tangible assets, tangible book value per share and return on average tangible common equity, appears below. The Company believes the adjusted measures are useful for investors and management to understand the effects of certain non-recurring non-interest items and provide additional perspective on the Company’s performance over time as well as comparison to the Company’s peers.

These non-GAAP disclosures have inherent limitations and are not audited. They should not be considered in isolation or as a substitute for the results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates or effective rates as appropriate.

Reconciliation of Non-GAAP Financial Measures – Adjusted Pre-Provision Net Revenue
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net interest income	$69,753	$70,813	$73,476	$209,999	$215,287
Non-interest income	32,285	27,964	30,936	87,766	84,777
Less securities (gains) and losses, net	426	(315)	(361)	(476)	623
Non-interest expense	(56,542)	(53,068)	(68,121)	(170,124)	(193,304)
Pre-provision net revenue	$45,922	$45,394	$35,930	$127,165	$107,383

Acquisition and other restructuring expenses	2,529	487	7,670	3,161	16,442
Provision for unfunded commitments	250	567	-	1,834	-
New Market Tax Credit amortization	-	-	-	1,200	1,200
Adjusted pre-provision net revenue	$48,701	$46,448	$43,600	$133,360	$125,025

Average total assets	$10,680,995	$10,374,820	$9,659,769	$10,249,578	$9,352,272

Reported: Pre-provision net revenue to average assets[1]	1.71%	1.76%	1.48%	1.66%	1.54%
Adjusted: Pre-provision net revenue to average assets[1]	1.81%	1.80%	1.79%	1.74%	1.79%

1 Annualized measure.

Reconciliation of Non-GAAP Financial Measures – Adjusted Net Income, Adjusted Earnings Per Share and Adjusted Return on Average Assets
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net income	$30,829	$25,806	$24,828	$71,999	$74,382
Acquisition expenses
Salaries, wages and employee benefits	-	-	3,673	-	3,716
Data processing	-	-	172	-	506
Lease or fixed asset impairment	234	-	-	234	415
Other (includes professional and legal)	99	141	3,100	385	7,598
Other restructuring costs
Salaries, wages and employee benefits	2,011	346	182	2,357	457
Data processing	-	-	84	-	476
Other (includes professional and legal)	185	-	459	185	1,452
MSR valuation impairment	-	-	-	-	1,822
Related tax benefit	(555)	(102)	(1,963)	(687)	(4,177)
Adjusted net income	$32,803	$26,191	$30,535	$74,473	$86,647

Diluted average common shares outstanding	54,737,920	54,705,273	55,646,104	54,796,354	55,057,518
Reported: Diluted earnings per share	$0.56	$0.47	$0.45	$1.31	$1.35
Adjusted: Diluted earnings per share	$0.60	$0.48	$0.55	$1.36	$1.57

Average total assets	$10,680,995	$10,374,820	$9,659,769	$10,249,578	$9,352,272

Reported: Return on average assets[1]	1.15%	1.00%	1.02%	0.94%	1.06%
Adjusted: Return on average assets [1]	1.22%	1.02%	1.25%	0.97%	1.24%

1 Annualized measure.

Reconciliation of Non-GAAP Financial Measures – Adjusted Net Interest Margin
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Reported: Net interest income	$69,753	$70,813	$73,476	$209,999	$215,287
Tax-equivalent adjustment	638	717	778	2,085	2,232
Purchase accounting accretion related to business combinations	(2,618)	(2,477)	(2,974)	(7,922)	(9,439)
Adjusted: Net interest income	$67,773	$69,053	$71,280	$204,162	$208,080

Average interest-earning assets	$9,805,948	$9,485,200	$8,781,590	$9,371,157	$8,514,580

Reported: Net interest margin[1]	2.86%	3.03%	3.35%	3.02%	3.42%
Adjusted: Net Interest margin[1]	2.75%	2.93%	3.22%	2.91%	3.27%

1 Annualized measure.

Reconciliation of Non-GAAP Financial Measures – Adjusted Efficiency Ratio
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Reported: Net Interest income	$69,753	$70,813	$73,476	$209,999	$215,287
Tax- equivalent adjustment	638	717	778	2,085	2,232
Tax-equivalent interest income	$70,391	$71,530	$74,254	$212,084	$217,519

Reported: Non-interest income	32,285	27,964	30,936	87,766	84,777
Less securities (gains) and losses, net	426	(315)	(361)	(476)	623
Adjusted: Non-interest income	$32,711	$27,649	$30,575	$87,290	$85,400

Reported: Non-interest expense	56,542	53,068	68,121	170,124	193,304
Amortization of intangible assets	(2,493)	(2,519)	(2,360)	(7,569)	(6,866)
Non-operating adjustments:
Salaries, wages and employee benefits	(2,011)	(346)	(3,855)	(2,357)	(4,173)
Data processing	-	-	(256)	-	(982)
Other	(518)	(141)	(3,559)	(804)	(11,287)
Adjusted: Non-interest expense	$51,520	$50,062	$58,091	$159,394	$169,996

Reported: Efficiency ratio	52.42%	50.97%	62.73%	54.30%	61.55%
Adjusted: Efficiency ratio	49.97%	50.48%	55.42%	53.24%	56.12%

Reconciliation of Non-GAAP Financial Measures – Tangible Common Equity, Tangible Common Equity to Tangible Assets, Tangible Book Value per Share and Return on Average Tangible Common Equity
(dollars in thousands)

	As of and for the Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019
Total assets	$10,539,628	$10,835,965	$9,753,760
Goodwill and other intangible assets, net	(365,960)	(368,053)	(381,323)
Tax effect of other intangible assets, net	15,239	15,825	16,415
Tangible assets	$10,188,907	$10,483,737	$9,388,852

Total stockholders’ equity	1,255,705	1,236,084	1,215,981
Goodwill and other intangible assets, net	(365,960)	(368,053)	(381,323)
Tax effect of other intangible assets, net	15,239	15,825	16,415
Tangible common equity	$904,984	$883,856	$851,073

Ending number of common shares outstanding	54,522,231	54,516,000	55,197,277

Tangible common equity to tangible assets[1]	8.88%	8.43%	9.06%
Tangible book value per share	$16.32	$15.92	$15.12

Average common equity	$1,248,448	$1,233,270	$1,212,833
Average goodwill and intangibles, net	(367,490)	(369,699)	(377,601)
Average tangible common equity	$880,958	$863,571	$835,232

Reported: Return on average tangible common equity[2]	13.92%	12.02%	11.79%
Adjusted: Return on average tangible common equity[2,3]	14.81%	12.20%	14.50%

	Nine Months Ended
	September 30, 2020	September 30, 2019
Average stockholders' common equity	$1,233,348	$1,173,213
Average goodwill and intangibles, net	(369,801)	(369,104)
Average tangible stockholders' common equity	$863,547	$804,109

Reported: Return on average tangible common equity[2]	11.14%	12.37%
Adjusted: Return on average tangible common equity[2,3]	11.52%	14.41%

1 Tax-effected measure, 28% estimated deferred tax rate.

2 Annualized measure.

3 Calculated using adjusted net income.

Special Note Concerning Forward-Looking Statements

Statements made in this document, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the Company’s ability to control or predict, could cause actual results to differ materially from those in the Company’s forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national and international economy (including the impact of the 2020 presidential election and the impact of tariffs, a U.S. withdrawal from or significant negotiation of trade agreements, trade wars and other changes in trade regulations); (ii) the economic impact of any future terrorist threats or attacks, widespread disease or pandemics (including the COVID-19 pandemic in the United States), or other adverse external events that could cause economic deterioration or instability in credit markets; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in accounting policies and practices, including CECL, which changed how the Company estimates credit losses; (v) changes in interest rates and prepayment rates of the Company’s assets (including the impact of The London Inter-bank Offered Rate phase-out); (vi) increased competition in the financial services sector and the inability to attract new customers; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) the loss of key executives or associates; (ix) changes in consumer spending; (x) unexpected results of current and/or future acquisitions, which may include failure to realize the anticipated benefits of any acquisition and the possibility that the transaction costs may be greater than anticipated; (xi) unexpected outcomes of existing or new litigation involving the Company; and (xii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect its financial results, is included in the Company’s filings with the Securities and Exchange Commission.